Exhibit 5.1

September 13, 2024

Brand Engagement Network Inc.

145 E. Snow King Ave, P.O Box 1045

Jackson, Wyoming 83001

Re:	Brand Engagement Network Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Brand Engagement Network Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1, initially filed by the Company on September 13, 2024 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the registration of the offer and sale from time to time by the Selling Holders (as defined in the Registration Statement) of up to 3,598,943 shares of common stock, par value $0.0001 of the Company (“Common Stock”), comprised of (i) up to 1,185,000 shares of the Company’s Common Stock held by certain Selling Holders, consisting of (x) 50,000 shares of Common Stock issued to certain of the Selling Holders on August 30, 2024 (the “August Initial Shares”) and (y) 1,135,000 shares of Common Stock held in escrow on the books and records of Continental Stock Transfer & Trust Company until payment by the Selling Holders therefor (the “August Subsequent Closing Shares”), (ii) up to 960,000 shares of Common Stock underlying warrants to purchase 960,000 shares of Common Stock with a term of five years (the “August Warrants” and the shares underlying the August Warrants, the “August Warrant Shares”) held by certain Selling Holders, that may be issued upon exercise of the August Warrants at an exercise price of $5.00 per share, which shares of Common Stock and August Warrants were issued or are issuable, as applicable pursuant to (a) that certain Securities Purchase Agreement by and among the Selling Holders and the Company dated August 26, 2024 (the “August Securities Purchase Agreement”) under which certain of the Selling Holders have irrevocably committed to purchase all of the securities issuable thereunder and (b) that certain warrant purchase agreement (the “Warrant Purchase Agreement”) with each of the warrantholders signatory thereto (the “Warrantholders”) and (iii) 1,453,943 shares (the “NRA Shares”) of Common Stock pursuant to non-redemption agreements entered into in connection with the Company’s initial business combination (collectively, the “NRA Agreements”). The August Initial Shares, the August Subsequent Shares, the August Warrant Shares and the NRA Shares that may be sold by the Selling Holders are collectively referred to in this prospectus as the “Offered Securities.”

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) certain resolutions and that certain written consent of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Offered Securities and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; (v) the August Securities Purchase Agreement, (vi) the Warrant Purchase Agreement, (vii) that certain Escrow Agreement dated August 26, 2024, by and between the Company and Continental Stock Transfer & Trust Company (the “Escrow Agreement”) (viii) the NRA Agreements and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

Haynes and Boone, LLP	2801 N. Harwood Street | Suite 2300 | Dallas, TX 75201
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Brand Engagement Network Inc.
September 13, 2024

As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the Delaware General Corporation Law.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The August Initial Shares and the NRA Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.	The August Warrant Shares have been duly authorized, and, when issued by the Company against payment therefor in accordance with the terms of the August Warrants will be validly issued, fully paid and non-assessable.

3.	The August Subsequent Closing Shares have been duly authorized, and, upon issuance by the Company against payment therefor in accordance with the terms of the August Securities Purchase Agreement and the Escrow Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP